Exhibit 99.1

PROS HOLDINGS, INC. REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

•	First quarter revenue of $27.0 million increased 26% period over period.

•	GAAP operating income of $2.2 million for the first quarter.

•	Non-GAAP operating income for the first quarter was $4.2 million.

•	GAAP net income for the first quarter of $0.04 per share, and non-GAAP net income of $0.10 per share.

HOUSTON, Texas – May 7, 2012 — PROS Holdings, Inc. (NYSE: PRO), a world leader in pricing and revenue management software, today announced financial results for the first quarter ended March 31, 2012.

Total GAAP revenue for the first quarter of 2012 was $27.0 million and represented an increase of 26% over the first quarter 2011.

CEO Andres Reiner stated, “In the quarter, we saw increasing awareness for our solutions as news of our customers’ success is reaching more companies who are searching for the strategic advantage that pricing technology offers. We continue to see evidence of the market maturing and gaining momentum, and we believe we are in a strong leadership position to capitalize on the sizeable market opportunity.”

For the quarter ended March 31, 2012, GAAP operating income was $2.2 million, compared with operating income of $1.2 million in the first quarter of 2011. GAAP net income in the quarter was $1.2 million, or $0.04 per share, compared with $0.9 million, or $0.03 per share, in the first quarter of 2011.

For the quarter ended March 31, 2012, non-GAAP operating income was $4.2 million, compared with $3.0 million in the first quarter of 2011. Non-GAAP net income for the first quarter of 2012 was $2.7 million, or $0.10 per share, compared with $2.0 million, or $0.07 per share, in the first quarter of 2011.

Recent Business Highlights

•

Announced the availability of PROS Rebate Optimizer™ which helps organizations centralize and manage rebate programs more profitably. This marks a significant step toward facilitating the collaborative enterprise — bringing together sales, marketing and pricing to enable customers to make better business decisions and win more business profitably.

•

Experienced record attendance at this year’s Pricing Summits in New York City and Munich, the majority of whom were prospects interested in hearing PROS customers share their incredible success stories.

•

Further extended PROS big data capabilities in the latest release of PROS Pricing Solution Suite by leveraging newly enhanced in-memory database technology found in Microsoft’s recently released SQL Server 2012.

•	Announced the appointment of Kevin P. Fitzgerald as vice president of sales for the mid-market, leading the company’s sales, marketing and channel development initiatives.

•	Achieved the latest certifications from SAP for integration of PROS Pricing Solution Suite with SAP ERP and SAP CRM, continuing to provide the most complete and seamless integration experience.

Executive Vice President and Chief Financial Officer Charles Murphy stated, “Our results for the quarter reinforce that the investments we have been making to diversify our customer base, increase our sales force and expand our channels is working with revenue increasing 26% period over period. We are also pleased with our strong balance sheet, with $71 million in cash and positive cash flow. As we have stated in the past, we can experience variability in the timing of deal closure on a quarter by quarter basis and this occurred in the first quarter. We expect this will slightly impact near term revenue, however, we continue to have good visibility and remain confident in our ability to grow full year revenue approximately 20%.”

The attached table provides a reconciliation of GAAP to non-GAAP income from operations and net income as well as net income per share available to common stockholders for the quarter ended March 31, 2012 and 2011.

Financial Outlook

Based on information as of today, PROS anticipates the following performance for the second quarter of 2012:

•	Total revenue in the range of $27.2 million to $27.8 million

•	GAAP income from operations of $1.1 million to $1.7 million and GAAP earnings per share of $0.02 to $0.03

•

Non-GAAP income from operations of $3.5 million to $4.1 million and non-GAAP earnings per share of $0.08 to $0.09, which exclude estimated non-cash share-based compensation charges of approximately $2.4 million

•	GAAP and non-GAAP estimated tax rate of approximately 45% and 35%, respectively

•	Estimated weighted average of 28.3 million diluted shares outstanding

Conference Call

In conjunction with this announcement, PROS Holdings, Inc. will host a conference call on May 7, 2012, at 4:30 p.m. (ET) to discuss the company’s financial results. To access this call, dial (800) 599-9795 (domestic) or (617) 786-2905 (international). The pass code for the call is 14401416. Additionally, a live webcast of the conference call will be available in the “Investor Relations” section of the Company’s web site at www.prospricing.com.

Following the conference call, a replay will be available at (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay pass code is 70378367. An archived web cast of this conference call will also be available in the “Investor Relations” section of the Company’s web site at www.prospricing.com.

About PROS

PROS Holdings, Inc. (NYSE: PRO) is a leading provider of prescriptive pricing and revenue management software for companies in the manufacturing, distribution, services and travel industries. PROS gives customers far greater confidence and agility in their pricing strategies by providing data-driven insights into transaction profitability, forecasting demand, recommending optimal prices for each product and deal, and streamlining pricing processes with enhanced controls and compliance. With more than $460 billion in revenues under management, PROS has implemented more than 500 solutions in more than 50 countries. The PROS team comprises more than 500 professionals, including 100 with advanced degrees and 25 with Ph.D.s. To learn more, visit www.prospricing.com.

Forward-looking Statements

This press release contains forward-looking statements, including statements about PROS’ momentum and future financial performance, positioning of PROS, in the enterprise and mid-market sectors, the confidence and optimism of PROS management, customer successes, the growth and reach of PROS’ reseller network, awareness of PROS pricing optimization solutions, the demands for PROS solutions, the predictability of the PROS business and PROS’ effective tax rate and the continued reinstatement of the R&E tax credit. The forward-looking statements contained in this press release are based upon PROS’ historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include risks related to: (a) the impact that a slowdown in the world or any particular economy has on PROS’ business sales cycles, prospects’ and customers’ spending decisions and timing of implementation decisions, (b) the challenges associated with PROS’ selling its solutions and successfully installing and delivering the products and services, (c) the difficulties and risks associated with developing and selling complex new products and enhancements with the technical specifications and functionality desired by customers, (d) the risk that the market for PROS’ pricing and margin optimization software does not grow as anticipated, (e) the difficulties of making accurate estimates necessary to complete a project and recognize revenue and risk that PROS’ revenue model will not continue to provide predictability of the PROS business, (f) the risk that PROS’ will not be able to maintain historical maintenance renewal rates, (g) personnel and other risks associated with growing a business generally (h) the risk that modification or negotiation of contractual arrangements will be necessary during PROS’ implementations of its solutions, (i) the impact of currency fluctuations on PROS’ results of operations, (j) the risk that reseller and other relationships do not increase sales of PROS’ solutions and (k) the risk posed by civil and political unrest in regions in which PROS’ operate. Additional information relating to the uncertainty affecting the PROS business are contained in PROS’ filings with the Securities and Exchange Commission. These forward-looking statements represent PROS’ expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

PROS has provided in this release certain financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP income from operations, net income and diluted earnings per share. PROS uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating PROS’ ongoing operational performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release. PROS use of non-GAAP financial measures may not be consistent with the presentations by similar companies in PROS industry.

Investor Contact:

PROS Investor Relations

Staci Strauss-Mortenson

646-277-1200

Staci.Mortenson@icrinc.com

Media Contact:

PROS Public Relations

Yvonne Donaldson

713-335-5310

ydonaldson@prospricing.com

PROS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

(Unaudited)

	March 31,	December 31,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$70,913	$68,457
Accounts and unbilled receivables, net of allowance of $910 and $1,130, respectively	27,865	33,864
Prepaid expenses and other current assets	8,525	8,353

Total current assets	107,303	110,674
Restricted cash	329	329
Property and equipment, net	5,319	4,703
Other long term assets, net	5,700	5,553

Total assets	$118,651	$121,259

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$4,717	$4,915
Accrued liabilities	1,118	1,318
Accrued payroll and other employee benefits	2,080	5,139
Deferred revenue	30,732	33,094

Total current liabilities	38,647	44,466
Long-term deferred revenue	2,810	2,850

Total liabilities	41,457	47,316

Stockholders’ equity:
Common stock, $0.001 par value, 75,000,000 shares authorized, 31,753,002 and 31,432,430 shares issued, respectively, 27,335,417 and 27,014,845 shares outstanding, respectively	32	31
Additional paid-in capital	79,993	77,934
Treasury stock, 4,417,585 common shares, at cost	(13,938)	(13,938)
Accumulated other comprehensive loss	(11)	(11)
Retained earnings	11,118	9,927

Total stockholders’ equity	77,194	73,943

Total liabilities and stockholders’ equity	$118,651	$121,259

PROS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	For the Three Months
	Ended March 31,
	2012	2011
Revenue:
License and implementation	$17,796	$13,793
Maintenance and support	9,225	7,613

Total revenue	27,021	21,406

Cost of revenue:
License and implementation	5,986	4,623
Maintenance and support	1,935	1,710

Total cost of revenue	7,921	6,333

Gross profit	19,100	15,073
Gross margin	70.7%	70.4%

Operating expenses:
Selling, marketing, general and administrative	10,252	7,871
Research and development	6,697	5,960

Total operating expenses	16,949	13,831

Income from operations	2,151	1,242

Other income:
Interest income	1	18

Income before income tax provision	2,152	1,260
Income tax provision	961	404

Net income	$1,191	$856

Net earnings per share:
Basic	$0.04	$0.03
Diluted	$0.04	$0.03

Weighted average number of shares:
Basic	27,166,973	26,594,083
Diluted	28,284,044	27,447,436

PROS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	For the Three Months
	Ended March 31,
	2012	2011
Operating activities:
Net income	$1,191	$856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	427	367
Share-based compensation	2,032	1,756
Excess tax benefits on share-based compensation	(1,395)	(852)
Deferred income tax	—	(201)
Provision for doubtful accounts	(220)	38
Changes in operating assets and liabilities:
Accounts and unbilled receivables	6,219	4,471
Prepaid expenses and other	1,040	(203)
Accounts payable, accrued liabilities, accrued contract labor and accrued payroll	(3,468)	(2,016)
Deferred revenue	(2,402)	1,716

Net cash provided by operating activities	3,424	5,932

Investing activities:
Purchases of property and equipment	(1,031)	(697)
Increase in restricted cash	—	(36)
Increase in short-term investment	—	(292)

Net cash used in investing activities	(1,031)	(1,025)

Financing activities:
Proceeds from the exercise of stock options	488	1,066
Excess tax benefits on share-based compensation	1,395	852
Tax withholding related to net share settlement of restricted stock units	(1,820)	(1,171)

Net cash provided by financing activities	63	747

Net increase in cash and cash equivalents	2,456	5,654
Cash and cash equivalents:
Beginning of period	68,457	55,845

End of period	$70,913	$61,499

PROS HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Dollars and shares in thousands, except per share data)

(Unaudited)

We use these non-GAAP financial measures to assist in the management of the Company because we believe that this information provides a more consistent and complete understanding of the underlying results and trends of the ongoing business due to the uniqueness of these charges.

	For the Three Months		Quarter over
	Ended March 31,		Quarter
	2012	2011	% change
GAAP gross profit	$19,100	$15,073	27%
Non-GAAP adjustment:
GAAP share-based compensation	329	334

Non-GAAP gross profit	$19,429	$15,407	26%

Non-GAAP gross margin	71.9%	72.0%

GAAP selling, marketing, general and administrative	$10,252	$7,871	30%
Non-GAAP adjustment:
GAAP share-based compensation	1,268	1,072

Non- GAAP selling, marketing, general and administrative	$8,984	$6,799	32%

GAAP research and development	$6,697	$5,960	12%
Non-GAAP adjustment:
GAAP share-based compensation	435	350

Non- GAAP research and development	$6,262	$5,610	12%

Income from operations	$2,151	$1,242	73%
Non-GAAP adjustment:
GAAP share-based compensation	2,032	1,756

Non-GAAP income from operations	$4,183	$2,998	40%

Non-GAAP income from operations % of total revenue	15.5%	14.0%

GAAP net income	$1,191	$856	39%
Non-GAAP adjustment:
GAAP share-based compensation	2,032	1,756
Tax impact related to non-GAAP adjustments	(504)	(585)

Non-GAAP net income	$2,719	$2,027	34%

Non-GAAP diluted earnings per share	$0.10	$0.07

Shares used in computing non-GAAP earnings per share	28,284	27,447

Detail of non-GAAP share-based compensation expense:
Cost of revenue	$329	$334
Selling, marketing, general and administrative	1,268	1,072
Research and development	435	350

Total share-based compensation expense	$2,032	$1,756

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